EXHIBIT 10.2

CLOUDERA BONUS PLAN – 2019 PERFORMANCE METRICS

Below is a summary of the performance metrics applicable under the Cloudera Bonus Plan – Executive Officers and Leadership Team (the “Bonus Plan”) for fiscal year 2019 (the “2019 Performance Metrics”):

Pursuant to the 2019 Performance Metrics, the Bonus Plan provides each participant with the opportunity to earn an annual cash bonus that is paid based on the achievement of the performance level for each of bookings, revenue and operating cash flow for fiscal year 2019. Each of these performance metrics receives a different weight when the bonus attainment is calculated. All cash bonuses will be subject to threshold performance in each performance metric, and each of the performance metrics is measured independently of the other.

The amount of annual bonus earned depends on whether Cloudera achieves the performance level for the applicable performance metric in its annual operating plan. For fiscal year 2019, in determining the actual bonus amount earned, the bookings metric is weighted at 50%, the revenue metric is weighted at 20% and the operating cash flow metric is weighted at 30%. If performance for a particular metric is achieved at target under the operating plan, the bonus for that metric is paid out at target based on its percentage weight. Over performance relative to plan of 120%, 115% or 150% for bookings, revenue or operating cash flow, respectively, would result in increased bonus payment of up to 50% for that particular weighted metric.

The target annual bonus amount for each participating named executive officer is set forth in the table below. The annual cash bonus for each named executive officer will be equal to (1) the applicable target annual bonus amount multiplied by (2) the percentage achievement applicable to the weighted combination of those metrics identified above as achieved by Cloudera in fiscal 2019. The Board of Directors retains discretion to modify the actual bonus payment based on a number of factors, including individual performance.

Named Executive Officer	Target Annual Bonus Amount($)
Thomas J. Reilly, Chief Executive Officer	425,000
Jim Frankola, Chief Financial Officer	252,000
Michael A. Olson, Chief Strategy Officer	142,000